Exhibit 99.2
Press Release

United Heritage Corporation Announces Multi-Lateral Horizontal Drilling Program at Wardlaw.

Midland, Texas (June 27, 2006) -United Heritage Corporation (NASDAQ:UHCP) today announced that Lothian Oil Inc. (“Lothian”), under the Exploration and Development Agreement with United Heritage, has committed to an investment of more than $1 million for a multi-lateral horizontal pilot drilling program in two locations at the Wardlaw Field (“Wardlaw”). Engineering and preparatory work is already underway and the drilling program is expected to commence in August 2006.

There are currently 27 active vertical producing wells in the Wardlaw field that are yielding 10 - 15 Bopd from the Glen Rose formation. An additional 17 wells are available for production by either adding pumping equipment or by swabbing. Due to recent advances in horizontal drilling technology, Lothian has evaluated the feasibility of utilizing multi-lateral horizontal drain holes to enhance the recovery of the high viscosity oil in the Glen Rose formation. Oil recovery from the field to date has been low due to the high viscosity of the oil and the lack of reservoir energy because of the shallow depth and lack of gas production. The primary recovery mechanism for the field is gravity drainage. As a result, a critical factor for successfully recovering reserves economically from the field may be maximizing the amount of reservoir surface area exposed to the well bore. A typical 7 7/8” vertical well bore has 20 - 30 sq. ft. of reservoir surface area exposed over the 10 to 15 feet of pay interval. The multi-lateral horizontal wells that Lothian plans to drill (4 ½” diameter) will have 6000 to 8000 sq. ft. of surface area exposed to the reservoir, which is several orders of magnitude greater than a vertical well. Additionally, the horizontal wells will change the flow regime in the reservoir from purely radial flow to a combination of linear and radial flow, which may be beneficial in enhancing recovery. Under the current plan, each horizontal well is expected to develop approximately 40 acres of the field and Lothian estimates that the acreage has the potential for up to 250 such wells.

The shallow depth of the Glen Rose formation at Wardlaw poses a unique challenge for drilling horizontal wells. Lothian has developed a preliminary plan to drill the initial two test wells utilizing a modified road-boring rig equipped with modern directional drilling equipment. This technique can enable Lothian to get the well bore to a horizontal position at the shallow depth by starting the well at a high angle right from the surface. This technology has been used successfully to de-water coal bed methane wells in Kentucky and in heavy oil projects in Venezuela by the directional drilling contractor that will be planning and supervising the wells at Wardlaw. Lothian anticipates drilling the two test wells in August and September of this year. Drilling costs are estimated at $500,000 per well based on predicted penetration rates and current equipment and services costs. Initial potential from the horizontal drain holes is estimated to be 25 to 50 Bopd and will depend upon how much reservoir surface area that is actually able to be achieved in the field. Reserve recovery of 25,000 barrels of oil per well has been estimated by UHCP’s independent engineering firm based on the actual recoveries from the vertical wells in the field. UHCP believes that this represents a very small percentage of the oil in place in the reservoir (approximately 4%). Ultimately, UHCP and Lothian hope to recover considerably more of the oil in place utilizing horizontal drain holes. Because of the large resource that exists in the Glen Rose at Wardlaw, Lothian, as the operator, has indicated to UHCP that it will continue to endeavor to find and utilize new technologies to recover the oil reserves.

United Heritage Corporation is an oil and gas exploration and production company based in Midland, Texas. Through its subsidiaries, it holds four leasehold properties in Edwards County, Texas and Chaves and Roosevelt Counties, New Mexico.

Lothian Oil Inc. is an oil and gas exploration and development company that acquires and manages oil and gas properties that have recognized and unrealized value. Headquartered in New York, Lothian Oil Inc. has offices in Midland, Texas and Artesia, New Mexico. Lothian Oil Inc. currently operates oil and gas properties in the Permian Basin of southeast New Mexico.

All statements in this news release that are not statements of historical fact, including statements about the expected results of horizontal drilling, the number of horizontal wells that can be drilled in the Wardlaw field, whether test wells can be drilled this year, the estimate of drilling costs per well, the estimate of reserve recovery, the estimate of the oil in place in the reservoir and the Company’s hope to recover considerably more of the oil in place by using horizontal drain holes, are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Many of these risks and uncertainties are identified in filings made by United Heritage with the Securities and Exchange Commission. United Heritage assumes no obligation to update these forward-looking statements, and does not intend to do so. Please refer to the risk factors and other information included in the Form 10-KSB and other filings filed by United Heritage with the Securities and Exchange Commission

Contact:
United Heritage Corporation
C. Scott Wilson, Chief Executive Officer
Tel: (432) 686 2618 Fax: (432) 686 2644